EXHIBIT 4.7

DESCRIPTION OF SECURITIES OF RETAIL OPPORTUNITY INVESTMENTS CORP.
The following description of the material terms of the common stock, par value $0.0001 per share, of Retail Opportunity Investments Corp. (“common stock”) is only a summary and is subject to, and qualified in its entirety by reference to, the more complete description of the common stock in the following documents: (a) Retail Opportunity Investments Corp.’s charter, and (b) Retail Opportunity Investments Corp.’s bylaws, both of which are exhibits to our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please note that references to “we,” “our” and “us” herein refer only to Retail Opportunity Investments Corp. and not to its subsidiaries or Retail Opportunity Investments Partnership, LP, unless the context requires otherwise. This summary description is not meant to be a complete descriptions of the common stock.
Description of Common Stock
Retail Opportunity Investments Corp. was formed on July 10, 2007.  Our charter provides that we may issue up to 500,000,000 shares of common stock, par value $0.0001 per share, and up to 50,000,000 shares of preferred stock, par value $0.0001 per share.  Our charter also authorizes our board of directors to amend the charter by a majority vote of the entire board of directors and without stockholder approval to increase or decrease the aggregate number of authorized shares of stock or the authorized number of shares of stock of any class or series.  As of February 14, 2020, 116,455,432 shares of our common stock were issued and outstanding.  Under Maryland law, our stockholders will not be personally liable for any of our debts or obligations solely as a result of their status as stockholders.
All outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.  Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of outstanding shares of common stock are entitled to receive dividends and other distributions on such shares of common stock out of assets legally available for such purposes if, as and when authorized by our board of directors and declared by us, and the holders of outstanding shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities and payment of any liquidation amounts for any issued and outstanding preferred stock.
Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power.  A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock generally can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. However, pursuant to our majority vote policy for the election of directors, in an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation to our board of directors. Our nominating and corporate governance committee is required to promptly consider the resignation and make a recommendation to our board of directors for its consideration.
Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no pre-emptive rights to subscribe for any securities of our company.  Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights.  Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of common stock will have equal dividend, liquidation and other rights.
Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets, convert to another entity or engage in a statutory share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter.  Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend such provisions, which must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the amendment) may be approved by a majority of all of the votes entitled to be cast on the matter.
Power to Reclassify Our Unissued Shares of Stock
Our charter authorizes our board of directors to classify and reclassify from time to time any unissued shares of common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorizes us to issue the newly-classified shares.  Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series.  Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities are listed or traded or the terms of any class or series of stock we may issue in the future.  No shares of preferred stock are presently outstanding, and we currently have no plans to issue any shares of preferred stock.
Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Capital Stock
We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of capital stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock in one or more classes or series and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.  The additional classes or series of capital stock, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded or the terms of any class or series of stock we may issue in the future.
Restrictions on Ownership and Transfer
In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.  Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).  To qualify as a REIT, we must satisfy other requirements as well.
Our charter contains restrictions on the ownership and transfer of our outstanding common stock and capital stock which are intended, among other purposes, to assist us in complying with these requirements and continuing to qualify as a REIT.  The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock.  We refer to these limits collectively as the “ownership limit.”  An individual or entity is referred to as a “prohibited owner” if, but for the ownership limit or other restrictions on ownership and transfer of our stock described below, had a violative transfer or other event been effective, the individual or entity would have been a beneficial owner or, if appropriate, a record owner of shares of our stock.
The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity.  As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to constructively own in excess of the applicable ownership limit.
Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limit would not result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in our failing to qualify as a REIT.  As a condition of its waiver or grant of excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or ruling from the Internal Revenue Service (the “IRS”), satisfactory to our board of directors in order to determine or ensure our qualification as a REIT and may impose such other conditions and limitations as our board of directors may determine.
In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other individuals and entities unless, after giving effect to such increase, five or fewer individuals could beneficially own in the aggregate more than 49.9% by value of the shares of all classes and series of our capital stock then outstanding or we would otherwise fail to qualify as a REIT.  Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.  A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such individual’s or entity’s percentage ownership of our common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock of any other class or series, as applicable, in excess of such percentage ownership of our common stock or stock of all classes and series will be in violation of the ownership limit.
Our charter further prohibits:
•any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, beneficial ownership or constructive ownership that would result in us owning, actually or constructively, an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant could cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and
•any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our stock, or who would have owned shares of our stock transferred to a trust as described below, must immediately give us written notice of the event or, in the case of an attempted or proposed transaction, must give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.  The foregoing restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our stock as described above is no longer required in order for us to qualify as a REIT.
If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares.  In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause such person to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares.  The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust.  Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust.  If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void, and the intended transferee will acquire no rights in such shares.
Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, which is generally the last sales price reported on The Nasdaq Global Select Market on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of stock to the trust, the per-share market price) and (2) the market price on the date we accept, or our designee accepts, such offer.  We may reduce this amount by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary.  We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below.  Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock.  After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price of the shares) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.  The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above.  Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon.  In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand.  The prohibited owner has no rights in the shares held by the trustee.
The trustee will be designated by us and must be unaffiliated with us and with any prohibited owner.  Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust.  These rights will be exercised for the exclusive benefit of the beneficiary of the trust.
Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:
•to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and
•to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determines in good faith that a proposed transfer or other event would violate the restrictions on ownership and transfer of our stock, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as is required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held.  Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit.  In addition, each stockholder must provide to us such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Any certificates representing shares of our stock shall bear a legend referring to the restrictions described above.
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare, Inc.
Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws
Our Board of Directors
Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum required under the MGCL, which is currently one, and our bylaws provide that the number of our directors may not be more than 15. Subject to the terms of any class or series of stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred.
Removal of Directors
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed, with or without cause, only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a two-thirds vote and (2) filling the vacancies created by such removal with their own nominees.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the business combination statute if the Maryland corporation’s board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person) and (2) among persons acting in concert with any of the foregoing. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the supermajority vote requirements and other provisions of the business combination statute.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who has made or proposes to make the control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of all voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things, (a) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the board of directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
We have elected in our charter to be subject to the provision of Subtitle 8 that provides that vacancies on our board may be filled only by the remaining directors and that directors elected to fill vacancies will serve for the remainder of the term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) will require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director, which removal may be with or without cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by the chairman of our board of directors, chief executive officer, president or board of directors, the written request of stockholders entitled to cast a majority of all votes entitled to be cast at such a meeting on such matter to call a special meeting on any matter.
Meetings of Stockholders
Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.
Amendment to Our Bylaws
Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of each such nominee and who has provided notice to us within the time period, containing the information specified by the advance notice provisions set forth in our bylaws.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period, containing the information specified by the advance notice provisions set forth in our bylaws.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to us and our stockholders to the maximum extent permitted by Maryland law.
The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify any of our directors or officers who have been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity with us. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we may not indemnify a director or officer in a suit brought by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.
Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
We have entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
REIT Qualification
Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.